Exhibit 99.1

Wise Metals Group LLC

Moderator: David D’Addario

May 14, 2007

10:30 am CT

Operator:	Good morning. My name is Kristy and I’ll be your conference operator today. At this time I’d like to welcome everyone to the Wise Metals Group LLC First Quarter 2007 conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question at this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Stastny you may begin your conference.

Ken Stastny:	Thank you Kristy. David D’Addario is unfortunately unable to be with us this morning and is recovering from a mishap while doing some yard work on Saturday. He unfortunately injured the lower part of his face requiring a couple hours of dental surgery.

Doctors have advised David not to do anything to affect his mouth and jaw area while recovering from the surgery. We expect David to fully recover from this over the next few weeks and we wish him well and hope for a speedy recovery as I know he continues with email access and is listening in to today’s call.

I therefore welcome you to the Wise quarterly conference call for the first quarter of 2007. I am joined by Mike Sheridan, Treasurer of Wise Metals Group. Once again it is necessary to state the following.

The information provided during this call will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied.

Risk factors that could cause results or outcomes to differ are set forth in the company’s previous filings with the SEC. As with our prior calls we ask you to allow us to make our comments first and hold your questions until the end.

With that being said I would like to refer you to our press release that was issued this morning and is available on our web site at www.wisemetals.com.

As stated in the release the company reported net profits for the first quarter of $3.6 million. This result includes a favorable impact of $11 million from FAS 133.

These results compare to a first quarter profit in 2006 of $3.5 million and compare to a net loss in the fourth quarter of 2006 of approximately $13.3 million.

Fourth quarter 2006 losses include a loss impact of $12 million due to metal price caps for which there was no similar impact in 2007.

The most significant item impacting the first quarter was reduced production levels that began towards the end of last year and have continued through April.

These reduced levels of production are in concert with customer announced intentions to reduce can sheet inventory levels that under contractual terms were built in many cases to significant levels at year-end.

These excess inventory amounts are expected to be worked down as we approach the third quarter. Accordingly our production levels are beginning to increase in May as we return to more normal seasonal production levels to meet anticipated increased customer orders. These orders relate to annual can sheet volumes which remain under contract.

Shipments of commercial products within the commonality markets including distributor products, trailer roof, boat sheet, lamp base and other lighting products once again increased in the quarter by 82% versus the first quarter of 2006. This increase continues a steady trend of growth for Wise in these markets despite softening overall market conditions.

While our growth is expected to continue in these markets the pace of growth is expected to moderate as we balance the production capabilities at Wise Alloys in line with market dynamics for both commercial products and can sheet.

As a percentage of total shipment at our Alloy’s facility first quarter shipments of commercial products represented approximately 27% of total output — up from 19% in the fourth quarter of 2006 and 14% in the first quarter of 2006.

Turning to Wise Recycling we continue to enjoy strong growth in this favorable commodity market with our volume of aluminum scrap, brass and copper increasing 24% for the first quarter versus the first quarter of 2006.

Providing an update on liquidity as of March 31 the balance in our revolver -- which is capped at $207.5 million -- was $182 million versus $177 million at December 31.

During the quarter inventory dollars were increased approximately 38 million with much of this increase funded by decreased accounts receivable of $13 million and by the $15 million funding of the second tranche under the facility provided by the Retirement Systems of Alabama.

Subsequent to the quarter end and on April 9 we increased the limit of our asset sale agreement from $10 million to $20 million — which provide a source of short-term liquidity needs from time to time based on working capital requirements.

I’d like to take this time as I know David would to emphasize three points made in our last call. First, Wise will continue to have no financial impact due to the ceilings.

Second, the quality of our product continues to receive outstanding reviews from our customers. Third, we are placing all of our products to generate a fair profit margin for the company and provide value to our customers.

Speaking as to the first quarter performance at the end of 2006 our largest customer — Ball — stated that it quote did not draw down its elevated North American raw material inventories as projected. To avoid unnecessarily increasing our own inventories we then adjusted our production levels to match Ball’s comments.

For the first quarter Ball ordered approximately 16% less than last year’s comparable period. The combination of weaker orders and weaker production lead to Wise’s lack of first quarter full profitability.

With lower production we did not obtain the full effect of improvement that Wise generated in its pricing, cost reductions, and in quality initiatives.

As productions and order levels increase those improvements will be evident. In Ball’s first quarter conference call it was indicated that inventory levels — and I summarize — quote should be closer to historical levels by the third quarter.

As this occurs we expect Ball’s orders to substantially increase and we fully expect Ball will take its full contract amount by year-end if not more. With Ball’s increased demand and new can sheet orders from other customers including qualifying runs in additional new domestic locations we had increased production volumes over the past several weeks.

We thank our vendors and our bank group for their increased credit to support our build plan. We now anticipate meeting our production forecast for can sheet for 2007 and are very excited about why this current competitive position in the marketplace including our engineering capabilities, high quality performance, and available capacity. All of which have been successful in attracting new customers including new can sheet customers.

As for commercial products first quarter sales were substantially greater than the comparable period last year. However the downturn in the economy in the housing and recreational sectors may impact commercial products including trailer roof and boat sheet.

We believe this was a short-term influence but there are no guarantees. Fortunately our business plan does not call for a large demand for commercial products for the year and we should be able to reach our targets.

Let me turn to another topic in light of recent events of one of our customers — labor. Wise employees have come a long way in the last few years. They are the reason Wise has a bright future with its enhanced customer base as well as with several new potential customers.

As you may be aware our labor contracts run through October of this year. We had some very preliminary discussions with their union and we would hope to reach an agreement with them in advance of the expiration date.

However as recent industry events have demonstrated prudence dictates there being a contingency plan for the possibility of not reaching agreements on a timely basis.

Such plans contain provisions for training all non-union personnel in the production process in the case of a work stoppage in order to ensure no interruption in production and shipments of top-quality products. We certainly do not anticipate or desire such an event but must plan accordingly.

Lastly I wish to further elaborate on Wise Recycling. Recycling continues to be a positive contributor to EBITDA. In the first quarter its EBITDA was just over 2 million and historically the first quarter is a slow time for recycling.

Recycling’s first quarter has it on pace for another excellent year. We continue to look into acquisitions for Recycling that would only enhance profitability - not only enhance profitability but would supply additional feedstock to the mill at the most advantageous cost.

Our business plan for Recycling is intended to maximize its potential and we will continue to pursue all reasonable possibilities. These include working with not only our vendors and customers and with the aluminum association and the can manufacturers institute to promote national recycling efforts.

In summary Wise is efficient. Can sheet orders are improving. Wise Recycling is again having record performance and there remains potential for increased strength in commercial products. More than ever before we look forward to the future and a very positive year here at Wise. Now I’d be glad to take any questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star 1 on your telephone key pad. We’ll pause for just a moment to compile the Q and A roster.

Your first question is from the line of Brett Levy of Jefferies and Company.

Brett Levy:	Wanted to ask a little bit about the FAS benefit - the $11 million FAS benefit in the first quarter. Can you talk about sort of how much of that is cash and sort of when it settles up in cash?

And then can you talk a little bit about sort of how that’s tracking for the rest of the year or what we should expect?

Ken Stastny:	Sure. The change in the quarter was $11 million. And essentially that’s an $11 million reduction of unrealized gain and loss benefits. Essentially what you had there in the quarter a lot of it actually was attributable to natural gas whereby we had unrealized losses that were actually settled in the first quarter of 2007.

And so thereby the elimination of those losses actually creates a FAS 133 gain that is actually offset in the first quarter by the settlement that occurred in the first quarter.

So there’s - what you really saw there was an unwinding in the quarter of previous quarters unrealized losses. And so going forward we’ve got essentially a much more minimal amount of FAS 133 amounts.

And you’ll be able to see that in the balance sheet with the 10-Q filings as far as what our fair values are at the end of the quarter.

Brett Levy:	All right. And then you said it looks like Ball is going to actually kind of work off their inventories and get back to a normal level by the third quarter.

You did mention something about, you know, can sheet volume and some new customers. Any initiatives to sort of make the situation at Crown any more - are they back in the fold?

Ken Stastny:	We are certainly in discussions with Crown and we are actually continuing to do some level of business with them. So I think that we’re certainly on the right path there.

Brett Levy:	Okay. And then I know that the - in terms of sort of the cash levels and that sort of thing do you accrue for the coupon? Or should I sort of for adjusting with what are the, you know, assume that the coupons are going to get paid in the second and fourth quarter.

And in that context can you give a little bit of working capital guidance in the relatively near term here?

Ken Stastny:	Yes sir. The interest is accrued on a monthly basis with the two major payments on the bond occurring in the middle of May and November. As far as liquidity it certainly is a manageable challenge for us.

And we’re kind of keeping at pretty consistent levels here. We’re certainly going to be making interest payment on time tomorrow. And that will essentially maintain our liquidity levels at that current levels.

Brett Levy:	Okay so you do accrue for the coupon?

Ken Stastny:	Yes that’s correct.

Brett Levy:	Okay. All right that’s an important consideration. Lastly, I mean my sense in sort of listening to some of the stuff from Alcoa and Novelis is that these guys continue to say that there is some price ceiling effect.

And there’s sort of a gut instinct to think that if you guys are feeling some reduced volumes maybe your customers are saying that, you know, perhaps there’s, you know, there’s some businesses being done with the ceilings still in place away from you and these guys would prefer to do that until they can contractually get away with not doing it. And I’m talking about sort of, you know, your customers.

Do you sense that your competitors are still doing some business with price ceilings?

Ken Stastny:	Unfortunately I’m probably not in the position to comment with what our customer’s intentions are but I can’t say I see anything wrong with your rationale.

Brett Levy:	Okay. And so I mean but my sense is that by 2008 you really will see most of the price ceilings across the board go away. Is that also your understanding?

Ken Stastny:	All I know is under our contract what we’ve been able to accomplish and kind of what I read in the open marketplace regarding what others have done as well.

Brett Levy:	All right. And then can you guys talk about sort of any of your CAPEX initiatives and, you know, where you stand on those?

Mike Sheridan:	Yeah I’ll comment briefly. We certainly have a regular CAPEX program that runs about $1 million a month. Plus also last quarter we mentioned the commencement of our significant phase of our three stand widening project. And there’s, you know, details that I won’t go into again there. But, you know, outside of that there’s no other major considerations at this point.

Brett Levy:	Yeah - no there was a three stand widening project that I wanted to know about. I mean can you sort of reiterate the timeframe, the amount, and the ultimate benefit you hope to get from that?

Ken Stastny:	Sure. It’s about a $20 million total project that’s going to span the next 18 months or so for which we then hope to or plan to be fully qualified for running, you know, wider can sheet with beginning at the end of the fourth quarter of 2008.

Brett Levy:	All right. Thanks very much.

Ken Stastny:	Sure thing.

Operator:	Once again to ask a question please press star 1. There are no further questions at this time sir.

Ken Stastny:	Okay thank you very much. Appreciate everyone. And have a great week. Thank you.

Operator:	Thank you. This concludes your conference. You may now disconnect.

END